Exhibit 99.1

FORM HOLDINGS REPORTS SECOND QUARTER 2017 RESULTS AND PROVIDES BUSINESS UPDATE

Substantial Cost Rationalization and Continued Growth in Q2

Company Outlines Accelerated Unit Opening Strategy and Reiterates Plan to Transform into Health & Wellness Pure-play

NEW YORK – August 9, 2017 – FORM Holdings Corp. (NASDAQ: FH), a diversified holding company, today announced financial results for the second quarter ended June 30, 2017 and provided a business update.

“Our second quarter performance demonstrates that we are delivering on our commitments to achieve expense synergies while continuing to deliver strong growth for our Wellness segment. We will continue to leverage XpresSpa’s leadership as we continue our transformation into a health and wellness pure-play, which we expect to complete before the end of the first quarter of 2018," said Andrew D. Perlman, FORM's Chief Executive Officer.

Second Quarter 2017 Highlights

•	Consolidated revenues were $16.4 million in the second quarter of fiscal 2017
•	Revenues in the Wellness segment, which consists of XpresSpa, were $12.9 million for the second quarter of 2017, representing a 17% increase from first quarter 2017 revenues of $11.0 million
o	Wellness segment operating loss was $2.0 million as compared to $2.4 million in the first quarter
o	Wellness segment Adjusted EBITDA* was $1.1 million, up from a loss of $0.2 million in the first quarter, driven by aggressive cost reductions and increase in gross profit
o	Wellness segment general & administrative expenses were reduced by $1.2 million, or 43%, from the first quarter of 2017, of which $0.7 million relates to ongoing operations
o	XpresSpa year-over-year revenue grew 16% (compared to the pre-acquisition second quarter 2016)
o	Approximately 20% segment-level gross profit margin
o	Ended the quarter with 52 locations in 23 airports
o	For the balance of fiscal 2017, the Company currently has nine new unit openings scheduled, and an additional nine units under negotiation, some of which may open in 2017
•	Revenues in the Technology segment, which consists of Group Mobile, were approximately flat at $3.5 million for the second quarter of 2017 compared to the first quarter of 2017
o	Group Mobile revenue grew 40.8% on a year-over-year basis compared to second quarter 2016
o	Technology segment doubled gross margins to 22% in the second quarter 2017 from 11% in the same period last year – we anticipate annual margins in the range of 15% to 20%
o	FLI Charge is now reflected as assets and liabilities held for disposal and discontinued operations in the Company’s financials as a result of an offer from a third party to finance its ongoing operations
•	Subsequent to June 30, 2017, the Company completed a public offering of 6,900,000 shares of common stock, at $1.10 per share, for net proceeds of approximately $6.7 million
•	Consolidated operating loss from continued operations was $5.1 million and Adjusted EBITDA loss* was $1.0 million for the second quarter of fiscal 2017

*Adjusted EBITDA is a non-GAAP financial measure; see "Use of Non-GAAP Financial Measures" below.

Mr. Perlman continued, “I’m proud of our team’s efforts to leverage our resources to realize the synergies that drove the marked improvement in our business compared to our first quarter, particularly within our Wellness segment. We expect to demonstrate further expense leverage in the third quarter, when we benefit from a full quarter of our cost savings actions that were implemented in the second quarter.

“We have increased our XpresSpa unit growth plans for the balance of 2017, from two units to nine units. In addition, we are in varying degrees of negotiations for another nine locations, some of which may fall in 2017 as well. We continue to strengthen our capital structure, including our recent equity offering, which added approximately $6.7 million in net proceeds to the Company’s balance sheet and will allow us to implement our accelerated growth strategy.

“Revenue results in our Technology segment were flat as compared to first quarter of 2017, primarily due to the timing of certain contracts that shifted into the third quarter. However, the execution of several contracts early in the third quarter gives us confidence in our outlook for 2017 and beyond. We are committed to focusing on the growing health and wellness industry and parting with non-core assets, which begins with a potential sale of FLI Charge. These efforts are ongoing, but our intention is to take the necessary steps to create a pure-play health and wellness services company, led by our core XpresSpa asset, and we are planning to complete this process by the end of the first quarter of fiscal 2018.”

2017 Outlook

The Company is reaffirming its previously issued guidance for 2017 of over $70 million of consolidated revenue, of which approximately $50 million is expected to come from Wellness (XpresSpa), and the remaining $20 million from Technology (Group Mobile). Additionally, the Company has established preliminary 2018 revenue guidance for its Wellness segment of $60 million, which represents (i) a 20% increase from its 2017 revenue guidance, (ii) a further acceleration of approximately 15% revenue growth that the Company expects to achieve in 2017 as compared to 2016, and (iii) a preceding three-year revenue CAGR (compound annual growth rate) of approximately 9% (as generated prior to FORM’s ownership of XpresSpa). The Company expects its new locations to perform at rates that are in-line or better than existing stores and to revise its 2018 guidance prior to year-end and provide further insight into revenue and other targets.

Mr. Perlman concluded, “As we look at the balance of fiscal 2017, we remain confident in our outlook and ability to build upon our leadership position in the fast growing health and wellness industry. We will continue to pursue growth through our highly productive XpresSpa store model, while also seeking out new avenues of growth that are complementary to our core competencies. In the near-term, our focus remains on delivering a best-in-class customer experience, while maintaining careful control of our expenses in order to leverage our cost structure and fund incremental investments. Accordingly, we expect our sales and margins will continue to grow throughout the remainder of 2017, which in turn will drive improving cash flow for the benefit of our business and shareholders.”

Operating Results

For the second quarter of fiscal 2017, the Company reported total revenue of $16.4 million, an increase of 44% as compared to the same period in the prior year, primarily driven by the acquisition of XpresSpa in December 2016 and Excalibur in February 2017. Revenue for the second quarter of 2016 includes a one-time payment of $8.9 million associated with an intellectual property license agreement and does not include revenue from XpresSpa.

Operating loss from continuing operations was $5.1 million for the second quarter of fiscal 2017 as compared to a loss of $9.7 million in the second quarter of fiscal 2016. The Company’s operating loss from continuing operations for the second quarter of fiscal 2017 included approximately $0.3 million of merger integration costs and $0.7 million of stock-based compensation expense. The second quarter of fiscal 2016 included $0.5 million of stock-based compensation expense.

Balance Sheet & Cash Flows

As of June 30, 2017, the Company had current assets of $15.9 million, a cash balance of $8.0 million and long-term debt of $6.5 million, which does not give effect to the equity offering completed after quarter-end.

On July 26, 2017, the Company entered into an underwriting agreement with Roth Capital Partners, LLC, acting as the representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 6,900,000 shares of the Company’s common stock, par value $0.01 per share, including 900,000 shares subject to the Underwriters’ over-allotment option, which was exercised on August 2, 2017 and closed on August 4, 2017. The price to the public in the offering was $1.10 per share. The net proceeds to the Company from the offeringwere approximately $6.7 million after deducting underwriting discounts and commissions and other estimated offering expenses.

Conference Call Information

FORM will host a conference call and audio webcast today, August 9, 2017, at 4:30 p.m. ET, to discuss financial results for the second quarter of fiscal 2017.

Join the Conference Call via Webcast

1.	Visit the Investor Relations section of the Company’s website at www.formholdings.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.
2.	Enter your First Name, Last Name, Company, and Email Address and select "Submit".
3.	Select the "Launch Webcast" icon to view the event.

Join the Conference Call via Assisted Dial-In

To access the conference call by telephone, interested parties should dial (888) 428-7458 (U.S and Canada dial-in) or (862) 255-5400 (Toll) (For international dial-in) and reference FORM Holdings.

Use of Non-GAAP Financial Measures

Adjusted EBITDA has been presented in this Quarterly Report on Form 10-Q and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We consider Adjusted EBITDA to be an important indicator for the performance of our business, but not a measure of performance or liquidity calculated in accordance with U.S. GAAP. We have included this non-GAAP financial measure because management utilizes this information for assessing our performance and liquidity, and as an indicator of our ability to make capital expenditures and finance working capital requirements. We believe that Adjusted EBITDA is a measurement that is commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful for analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully analyze the performance of our core cash operations. Adjusted EBITDA should not be considered in isolation or as an alternative to cash flow from operating activities or as an alternative to operating income or as an indicator of operating performance or any other measure of performance derived in accordance with GAAP. In evaluating our performance as measured by Adjusted EBITDA, we recognize and consider the limitations of this measurement. Adjusted EBITDA does not reflect our obligations for the payment of income taxes, interest expense, or other obligations such as capital expenditures. Accordingly, Adjusted EBITDA is only one of the measurements that management utilizes.

A reconciliation to the nearest US GAAP measure is noted below.

Wellness	Three months ended (unaudited)
‘$000	Q1'2017	Q2'2017
Total revenue	$10,984	$12,927
Cost of sales
Products	912	1,124
Labor	5,309	5,783
Occupancy	1,771	1,983
Other operating costs	843	1,511
Total cost of sales	8,835	10,401

Gross profit	2,149	2,526
Gross profit as a % of total revenue	19.6%	19.6%

Depreciation and amortization
Depreciation	1,129	2,327
Amortization	586	592
Total depreciation and amortization	1,715	2,919

Merger and acquisition and integration costs	484	200
General and administrative	2,321	1,399
Total general and administrative	2,805	1,599

Operating loss	$(2,371)	$(1,992)
Plus:
Depreciation and amortization	1,715	2,919
Merger and acquisition, integration and one-time costs	484	200
Adjusted EBITDA income (loss)	(172)	1,127

The following table provides a reconciliation of operating loss for its three operating segments and corporate to Adjusted EBITDA income (loss) for the three months ended June 30, 2017:

	Three Months Ended June 30, 2017
‘$000	Wellness	Technology	Intellectual Property	Corporate	Total
Operating loss	$(1,992)	$(742)	$(126)	$(2,270)	$(5,130)
Plus:
Depreciation and amortization	2,919	162	6	7	3,094
Stock-based compensation	—	—	—	732	732
Merger and acquisition, integration and one-time costs	200	—	—	110	310
Adjusted EBITDA income (loss)	$1,127	$(580)	$(120)	$(1,421)	$(994)

About FORM Holdings Corp.

FORM Holdings Corp. (NASDAQ:FH) is a publicly held diversified holding company that specializes in identifying, investing in and developing companies with superior growth potential. FORM's current holdings include XpresSpa, Group Mobile, FLI Charge, InfoMedia and intellectual property assets. XpresSpa is the world's largest airport spa company with 52 locations across 23 major airports. Group Mobile is a provider of rugged hardware and software solutions, including laptops, tablets, and mobile printers, as well as installation and deployment services. FLI Charge designs, develops, licenses, manufactures and markets wireless conductive power and charging solutions. InfoMedia is a leading provider of customer relationship management and monetization technologies to mobile carriers and device manufacturers. FORM's intellectual property division is engaged in the monetization of patents related to content and ad delivery, remote monitoring and mobile technologies. To learn more about Form Holdings Corp., visit: www.FormHoldings.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to FORM Holdings as of today's date, and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in FORM’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning FORM, or other matters and attributable to FORM or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. FORM does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Contacts

FORM Holdings

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com